EXHIBIT 3.1

CERTIFICATE OF FORMATION

OF

SHELLPOINT MORTGAGE ACCEPTANCE LLC

This Certificate of Formation of Shellpoint Mortgage Acceptance LLC (the “Company”) is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act.

1. The name of the limited liability company is Shellpoint Mortgage Acceptance LLC.

2. The address of its registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, in the State of Delaware, 19808

3. The name and address of the registered agent for the service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, in the State of Delaware, 19808

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of the Company, this 9th day of October, 2012.

/s/ Robert Olin
Robert Olin
Authorized Person